UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 4, 2013

COCA-COLA BOTTLING CO. CONSOLIDATED

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-9286	56-0950585
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 Coca-Cola Plaza, Charlotte, North Carolina 28211
(Address of Principal Executive Offices) (Zip Code)

(704) 557-4400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective September 4, 2013, Coca-Cola Bottling Co. Consolidated (the “Company”) entered into Amendment No. 1 (the “Amendment”) to its existing $200 million five-year unsecured revolving credit agreement, dated as of September 21, 2011 (the “Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent, and the banks named therein, as lenders.

Under the terms of the Credit Agreement, extraordinary items as defined by generally accepted accounting principles are excluded from consideration in the calculation of financial covenants. This Amendment clarifies that the non-cash charge to be incurred by the Company as a result of the Company’s limited-time offer of a lump sum distribution of pension benefits to former employees with vested balances of less than $50,000 will be excluded from the calculation of the financial covenants in Article 5 of the Credit Agreement. The non-cash charge is expected to be in the range of $7 million to $12 million.

Except as described above, all other provisions of the Credit Agreement remain in full force and effect.

The above summary does not purport to be a complete description of the terms of the Amendment and is qualified in its entirety by reference to the full text of the Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 29, 2013.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA BOTTLING CO. CONSOLIDATED
(REGISTRANT)

Date: September 10, 2013	By:	/s/ James E. Harris
James E. Harris
Principal Financial Officer of the Registrant
and
Senior Vice President, Shared Services
and
Chief Financial Officer